Exhibit 5


                               JACKSON KELLY PLLC
                          1099 18th Street, Suite 2150
                             Denver, Colorado 80202
                            Telephone (303) 390-0003
                            Telecopier (303) 390-0177


                                  May 19, 2005


Natural Gas Services Group, Inc.
2911 South County Road 1260
Midland, Texas  79706

     Re: Registration Statement on Form S-3, as amended

Gentlemen:

     We have been requested to provide Natural Gas Services Group, Inc., a Colorado corporation (the "Company"), with a legal opinion in connection with the filing with the Securities and Exchange Commission (the "Commission"), of a Registration Statement on Form S-3 (the "Registration Statement") covering 701,171 shares of common stock of the Company (the "Shares") to be offered by certain selling shareholders identified in the Registration Statement. Such Shares have been issued pursuant to the exercise, or will be issued upon the exercise, of various warrants (collectively, the "Warrants".)

     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; resolutions adopted by the Board of Directors of the Company authorizing and approving the issuance of the Shares and the preparation and filing of the Registration Statement; and certificates of officers of the Company. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons entitled other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of any such documents.

     Based upon the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that the Shares issued in accordance with the terms of the Warrants, have been or will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of the Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

     Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the

Registration Statement and may not otherwise be relied upon, used, quoted or referenced to by or filed with any other person or entity without our prior written permission.

                                                          Very truly yours,

                                                          /s/ Jackson Kelly PLLC

                                                          JACKSON KELLY, PLLC